                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No.  )*




                                MIM Corporation
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   553044108
  -----------------------------------------------------------------------------
                                 (Cusip Number)

                                August 24, 1998
  -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

 CUSIP NO. 553044108                                                                   PAGE 2 OF 6 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON:  THOMAS H. ROULSTON                                                     |
|     |                                                                                                   |
|     | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:                                              |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States                                                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER:                                             |
|                               |       |                                                                 |
|             SHARES            |       |  78,621                                                         |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER:                                           |
|                               |       |                                                                 |
|            OWNED BY           |       |  1,066,370*                                                     |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER:                                        |
|                               |       |                                                                 |
|            REPORTING          |       |  78,621                                                         |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER:                                      |
|                               |       |                                                                 |
|              WITH             |       |  1,066,370*                                                     |
|                               |-------|-----------------------------------------------------------------|

* Thomas H. Roulston II ("Thomas Roulston") and Scott D. Roulston ("Scott Roulston") share voting and dispositive power with respect to 1,025,356 shares of common stock of the Issuer ("Common Stock") as general partners of each of Roulston Ventures Limited Partnership ("Fund A") and Roulston Investment Trust
Limited Partnership ("Fund B" and together with Fund A, the "Funds"). The Funds each acquired 512,678 shares of Common Stock in connection with the merger of the Issuer and Continental Managed Pharmacy
Services, Inc. (the "Merger"). A total of 162,484 of these shares is pledged to the Issuer to secure contingent obligations of the Funds pursuant to an indemnification agreement by and among the Issuer, the Funds and other persons in connection with the Merger (the "Indemnification Agreement"). In connection with the Merger,
Roulston & Company, an Ohio corporation ("Roulston & Company"), will receive 41,014 shares of Common Stock.
Thomas Roulston is Chairman of Roulston & Company.


|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                                     |
|     |                                                                                                   |
|     | 1,144,991                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES:                                                                                     [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                |
|     |                                                                                                   |
|     | 6.54%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON:                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

 CUSIP NO. 553044108                                                                   PAGE 3 OF 6 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON:  SCOTT D. ROULSTON                                                      |
|     |                                                                                                   |
|     | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:                                              |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States                                                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER:                                             |
|                               |       |                                                                 |
|             SHARES            |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER:                                           |
|                               |       |                                                                 |
|            OWNED BY           |       |  1,066,370*                                                     |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER:                                        |
|                               |       |                                                                 |
|            REPORTING          |       |  0                                                              |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER:                                      |
|                               |       |                                                                 |
|              WITH             |       |  1,066,370*                                                     |
|                               |-------|-----------------------------------------------------------------|

* Thomas Roulston and Scott Roulston share voting and dispositive power with respect to 1,025,356 shares of
Common Stock as general partners of each of the Funds. The Funds each acquired 512,678 shares of Common Stock in connection with the Merger. A total of 162,484 of these shares is pledged to the Issuer to secure contingent obligations of the Funds pursuant to the Indemnification Agreement. In connection with the
Merger, Roulston & Company will receive 41,014 shares of Common Stock. Scott Roulston is President of
Roulston & Company

|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                                     |
|     |                                                                                                   |
|     | 1,066,370                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES:                                                                                     [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                |
|     |                                                                                                   |
|     | 6.09%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON:                                                                         |
|     |                                                                                                   |
|     | IN                                                                                                |
-----------------------------------------------------------------------------------------------------------

                              (end of cover page)

ITEM 1 (a).  NAME OF ISSUER:

     MIM Corporation
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ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     One Blue Hill Plaza, 15th Floor
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     Pearl River, New York 10965
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ITEM 2 (a).  NAME OF PERSONS FILING:

     Thomas H. Roulston II and Scott D. Roulston
-----------------------------------------------------------------------------


ITEM 2 (b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

            4000 Chester Avenue
-----------------------------------------------------------------------------
            Cleveland, OH 44103
-----------------------------------------------------------------------------


ITEM 2 (c).  CITIZENSHIP:

             United States
-----------------------------------------------------------------------------


ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:

             Common Stock
-----------------------------------------------------------------------------


ITEM 2 (e).  CUSIP NUMBER:

             553044108
-----------------------------------------------------------------------------


ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
                240.13d-1(B) OR 240.13d-2(B) OR (C), CHECK WHETHER
                THE PERSON FILING IS A:

         (a)          [ ]    BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                             ACT.

         (b)          [ ]    BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT.

         (c)          [ ]    INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19)
                             OF THE ACT.

         (d)          [ ]    INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                             THE INVESTMENT COMPANY ACT OF 1940.

         (e)          [ ]    AN INVESTMENT ADVISER IN ACCORDANCE WITH SECTION
                             240.13d-1(b)(1)(ii)(E).

         (f)          [ ]    AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                             ACCORDANCE WITH SECTION 240.13d-1(b)(ii)(F).

         (g)          [ ]    A PARENT HOLDING COMPANY OR CONTROL PERSON, IN
                             ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)(G).

         (h)          [ ]    A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF
                             THE FEDERAL DEPOSIT INSURANCE ACT.

         (i)          [ ]    A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION
                             OF AN INVESTMENT COMPANY UNDER SECTION 3(c)(14)
                             OF THE INVESTMENT COMPANY ACT OF 1940.

         (j)          [ ]    GROUP, IN ACCORDANCE WITH SECTION
                             240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP:

          (a)     AMOUNT BENEFICIALLY OWNED:  1,144,991

          (b)     PERCENT OF CLASS:  6.54%

          (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                           78,621

                  (ii)     SHARED POWER TO VOTE OR TO DIRECT THE
                           VOTE:

                           1,066,370

                  (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                           DISPOSITION OF:

                           78,621

                  (iv)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                           DISPOSITION OF:

                           1,066,370



ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
          PERSON.

                  The limited and general partners of the Funds have the right to receive or direct the receipt of dividends from, or the proceeds from the sale of, the securities held by the Funds. In connection with an incentive compensation program related to the Merger, Thomas Roulston has the right to receive the proceeds from the sale of 18,456 of the shares of Common Stock to be held by Roulston & Company. No such interests relates to more than five percent of the class of such securities.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date: September 9, 1998



                                       /s/ Thomas H. Roulston
                                       ---------------------------------------
                                       Signature


                                       Thomas H. Roulston
                                       ---------------------------------------
                                       Name


                                       /s/ Scott D. Roulston
                                       ---------------------------------------
                                       Signature


                                       Scott D. Roulston
                                       ---------------------------------------
                                       Name












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